Exhibit 99.1
ITW NEWS RELEASE

ITW Reports Diluted Income Per Share from Continuing Operations of $0.58 in the 2010 First Quarter; Total Revenues Grow 14.6 Percent and Base Revenues Increase 7.5 Percent in the Quarter; Operating Margins of 13.4 Percent Represent Significant Year-Over-Year Improvement; Company Raises 2010 Full-Year Guidance

     GLENVIEW, ILLINOIS—April 20, 2010—Illinois Tool Works Inc. (NYSE: ITW) today reported 2010 first quarter diluted income per share from continuing operations of $0.58, a significant improvement compared to a loss of $0.02 per share in the 2009 first quarter.  Excluding impairment charges and discrete tax adjustments recorded in the 2009 first quarter, diluted income per share from continuing operations would have been $0.21 in the year-ago period. On March 30, 2010, the Company announced that it would record a 2010 first quarter discrete tax adjustment of $22 million, or 4 cents of diluted income per share, related to new health care legislation and Medicare prescription drug subsidies. Excluding this tax adjustment, diluted income per share would have been $0.63 in the 2010 first quarter.

     The Company’s first quarter revenues of $3.606 billion were 14.6 percent higher than the year-ago period. Notably, end markets associated with the automotive OEM, polymers and fluids, industrial packaging and the PC board fabrication businesses showed strength in the quarter. The Company’s base revenues grew 7.5 percent in the quarter, with North American base revenues increasing 7.1 percent and international base revenues growing 8.0 percent. Acquisitions and currency translation added 2.0 percent and 5.4 percent, respectively, to first quarter revenues.

     First quarter operating income of $483.9 million was $393 million higher than the year-ago period.  Income from continuing operations totaled $294.3 million in the first quarter versus a loss of $8.0 million in the year-earlier period. First quarter operating margins of 13.4 percent were 1050 basis points higher than the year-ago period. Excluding the impairment in the 2009 first quarter, first quarter 2010 operating margins would have been 760 basis points higher than the year-earlier period.

     “Our strong first quarter financial performance highlights our business units’ ability to achieve significant leverage on increased revenues thanks to lower overhead and manufacturing costs as a result of our restructuring programs,” said Chairman and Chief Executive Officer David B. Speer. “We are encouraged by the ongoing improvement in macro-data across many of our worldwide end markets and we have a growing sense of optimism that the business environment will continue to improve as the year progresses.”

     Segment highlights for the 2010 first quarter include:

     *Total worldwide revenues for the Transportation segment increased 35.6 percent in the quarter versus the year-ago period. Segment base revenues grew 32.0 percent compared to the year-earlier period largely due to increased auto builds in North America and internationally. North American auto builds of 2.9 million units in the first quarter were 1.2 million units higher than the year-ago period. Internationally, European auto builds of 4.2 million units in the first quarter were 1.2 million units higher than the year-earlier period. As a result, worldwide automotive base revenues grew 39.1 percent in the quarter versus the year-ago period. Automotive aftermarket base revenues increased 0.6 percent in the first quarter. Segment operating margins of 13.7 percent were 1810 basis points higher than the first quarter of 2009.

     *Total worldwide revenues for the Power Systems and Electronics segment grew 13.7 percent in the first quarter versus the year-ago period. Base revenues increased 10.7 percent in the most recent quarter compared to the 2009 first quarter mainly due to improvements in the electronics-related businesses. The PC board fabrication businesses produced a base revenue increase of 89.4 percent in the first quarter versus a year ago as demand for consumer electronics significantly increased. While worldwide welding’s base revenues declined 1.4 percent in the first quarter compared to the year-ago period, this represents a significant sequential improvement from the 2009 fourth quarter when worldwide welding’s base revenues declined 24.9 percent compared to fourth quarter of 2008. Notably, segment operating margins of 20.8 percent in the 2010 first quarter were 1440 basis points higher than the year-ago period.

     Based on the improvement in certain end markets in the first quarter, the Company is forecasting second quarter 2010 diluted income per share from continuing operations to be in a range of $0.74 to $0.86. The 2010 second quarter forecast assumes a total revenue growth range of 15 percent to 19 percent. For full-year 2010, the Company is forecasting diluted income per share from continuing operations to be in a range of $2.72 to $3.08. The 2010 full-year forecast assumes a total revenue growth range of 10 percent to 14 percent.  The new full-year guidance represents a substantial upward adjustment from the Company’s March 30, 2010 full-year earnings forecast of $2.39 to $2.89.

     This Earnings Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including, without limitation, statements regarding diluted income per share from continuing operations, revenue growth and end markets. These statements are subject to certain risks, uncertainties and other factors which could cause actual results to differ materially from those anticipated. Such factors are contained in ITW’s Form 10-K for 2009.

     With $13.9 billion in 2009 revenues, ITW is a multi-national manufacturer of a diversified range of value-adding and short-lead time industrial products and equipment. The Company consists of approximately 800 business units in 57 countries and employs approximately 59,000 people.

Contact: John Brooklier, 847-657-4104 or jbrooklier@itw.com

Illinois Tool Works Inc.
(In thousands except per share data)
	Three Months Ended
	March 31,
Statement of Income	2010	2009
Operating Revenues	$3,606,389	$3,146,379
Cost of revenues	2,320,752	2,152,827
Selling, administrative, and R&D expenses	748,604	761,691
Amortization of intangible assets	53,103	50,570
Impairment of goodwill and other intangible assets	—	89,997
Operating Income	483,930	91,294
Interest expense	(44,577)	(31,436)
Other income/(expense)	5,978	(4,341)
Income from Continuing Operations Before Taxes	445,331	55,517
Income taxes	151,000	63,533
Income (Loss) from Continuing Operations	$294,331	$(8,016)
Loss from Discontinued Operations	—	(31,358)
Net Income (Loss)	$294,331	$(39,374)

Income (Loss) Per Share from Continuing Operations:
Basic	$0.59	$(0.02)
Diluted	$0.58	$(0.02)

Loss Per Share from Discontinued Operations:
Basic	$0.00	$(0.06)
Diluted	$0.00	$(0.06)

Net Income (Loss) Per Share:
Basic	$0.59	$(0.08)
Diluted	$0.58	$(0.08)

Shares outstanding during the period:
Average	502,424	499,189
Average assuming dilution	505,014	499,189

Estimated Free Operating Cash Flow	Three Months Ended
	March 31,
	2010	2009

Net cash provided by operating activities	$279,406	$447,001
Less: Additions to PP&E	(60,722)	(63,936)
Free operating cash flow	$218,684	383,065

Illinois Tool Works Inc.
(In thousands)
	March 31,	December 31,
Statement of Financial Position	2010	2009
Assets
Cash & equivalents	$1,417,566	$1,318,772
Trade receivables	2,450,438	2,491,492
Inventories	1,413,084	1,356,233
Deferred income taxes	229,049	231,858
Prepaids and other current assets	282,214	276,240
Total current assets	5,792,351	5,674,595

Net plant & equipment	2,035,503	2,136,527
Investments	445,707	451,293
Goodwill	4,742,039	4,860,732
Intangible assets	1,677,346	1,723,417
Deferred income taxes	623,196	673,044
Other assets	550,416	562,376
	$15,866,558	$16,081,984

Liabilities and Stockholders’ Equity
Short-term debt	$324,386	$213,681
Accounts payable	696,293	689,572
Accrued expenses	1,282,647	1,359,394
Cash dividends payable	155,770	155,724
Income taxes payable	381,481	417,267
Total current liabilities	2,840,577	2,835,638

Long-term debt	2,807,180	2,914,874
Deferred income taxes	187,056	207,677
Other liabilities	1,288,772	1,305,919
Total noncurrent liabilities	4,283,008	4,428,470

Common stock	5,352	5,350
Additional paid-in capital	288,687	270,985
Income reinvested in the business	9,660,300	9,521,740
Common stock held in treasury	(1,390,594)	(1,390,594)
Accumulated other comprehensive income	169,493	400,726
Noncontrolling interest	9,735	9,669
Total stockholders' equity	8,742,973	8,817,876
	$15,866,558	$16,081,984